                                                                    Exhibit 12.1


                              Three Months Ended                            Seven Months Ended   Five Months Ended     Years Ended
                                  March 31,       Years Ended December 31,     December 31,           May 31,          December 31,
                               -----------------  ------------------------  ------------------   -----------------     -------------
                                1997      1996     1996     1995      1994    1994      1993      1994       1993      1993     1992
                                ----      ----     ----     ----      ----    ----      ----      ----       ----      ----     ----
                                                          (Dollars in thousands, except per share data)
Net income before taxes
 goodwill & taxes              $ 2,567  $1,903  $ 6,016   $ 7,648  $ 7,369   $ 4,311   $2,182   $3,058   $(1,114)  $(1,251)   $  257
Fixed interest charges           8,969   7,927   32,926    30,001   16,871    10,711    3,110    6,160     1,970     6,054     6,054
Non-cummulative Preferred
 Stock Dividends                    66      66      264       264      264       198        0       66         0        --        --
                               --------  ------  -------   -------   -------   ------   ------   ------   -------    ------  -------
Earnings:                      $11,602  $9,896  $39,206   $37,913  $24,504   $15,220   $5,292   $9,284    $  856   $ 4,803    $6,311
Ratio of Earnings to Fixed
 Charges:                         1.29    1.25     1.19      1.26     1.45      1.42     1.70     1.51      0.43      0.79      1.04
